Exhibit 99.1

GTx Regains Compliance with NASDAQ Bid Price Requirement

MEMPHIS, TN. — June 2, 2015 — GTx, Inc. (Nasdaq: GTXI) today announced that it has received written communication from the NASDAQ Listing Qualifications Panel that the Company has regained compliance with the minimum bid price requirement under the NASDAQ Listing Rules as a result of the closing bid price of GTx’s common stock having been at or above the minimum requirement of $1.00 per share for a minimum of ten consecutive trading days. As a result, shares of GTx will continue to trade on the NASDAQ Capital Market and the matter related to GTx’s non-compliance with the minimum bid price requirement is now closed.

“During the past year, we have refocused our operations primarily on two important opportunities in metastatic breast cancer, and we have raised additional capital to support our operations. Importantly, we also have made a key hire with the appointment of Dr. Rob Wills as Executive Chairman,” said Marc S. Hanover, CEO of GTx.

In October 2014, the Company received correspondence from NASDAQ, requesting the Company to submit a plan to regain compliance with the minimum bid price requirement. In March 2015, the Company transferred its listing from the NASDAQ Global Market to The NASDAQ Capital Market. On April 1, 2015, the Company was afforded an additional 180-day grace period, through September 28, 2015, to comply with the minimum bid price requirement.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of small molecules for the treatment of cancer, including treatments for breast and prostate cancer, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx’s opportunities in metastatic breast cancer.  GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that clinical trials being conducted or planned to be conducted by GTx may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; (ii) related to the difficulty and uncertainty of pharmaceutical product development, including the time and expense required to conduct such clinical trials and analyze data, and the uncertainty of clinical success and regulatory approval; (iii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all; or (iv) that GTx will continue to need additional funding, including to complete stage two of both of GTx’s planned open-label Phase 2 clinical trials of enobosarm in patients with androgen receptor (AR) positive advanced breast cancer and to otherwise conduct additional studies required of GTx to seek regulatory approval for enobosarm in patients with AR positive advanced breast cancer, and that GTx may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs and potentially cease operations. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q for the year ended May 11, 2015 contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx Contacts
Lauren Crosby (Investors)	Denise Powell (Media)
GTx, Inc.	Red House Consulting
901.271.8622	510.703.9491
lcrosby@gtxinc.com	denise@redhousecomms.com

Source: GTx, Inc.